UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) December 29, 2004


                            BRANDPARTNERS GROUP INC.
               (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)


DELAWARE                                 0-16530                 13-3236325
--------                                 -------                 ----------
(STATE OR OTHER JURISDICTION)    (COMMISSION FILE NUMBER)     (I.R.S. EMPLOYER
OF INCORPORATION)                                              IDENTIFICATION)


                       10 MAIN STREET, ROCHESTER, NH 03839

               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (800) 732-3999
                                                           --------------


                                       N/A

          (Former name or former address, if changed since last report)

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))



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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 28, 2004, the Company as guarantor and its wholly owned subsidiary Willey Brothers, Inc. ("Willey Brothers") as borrower entered into a tenth amendment to the senior credit facility of Willey Brothers with Bank of America Business Capital, successor-in-interest to Fleet Capital Corporation. The tenth amendment to the facility provides for a twelve month extension of the facility comprised of a $3,300,000 term loan and a revolving credit facility of $1,750,000 for the first three months which will be reduced to $1,500,000 for the balance of the term of the amendment. The non default rate of interest under the tenth amendment will be the base rate plus 3.5%. As an additional fully earned non-refundable amendment fee, Willey Brothers will pay 0.5% of the Obligations as of and on January 3, 2005; plus 1% of the Obligations as of and on June 30, 2005 and 1.5% of the Obligations as of and on September 30, 2005. Under the terms of the tenth amendment to the facility, Willey Brothers will pay prepayments toward the balance due under the term loan of $100,000 a month for the first six months which will increase to $200,000 a month for the remainder of the term. Additionally under the amendment, Willey Brothers will pay $25,000 a month for the first six months of the term of the amendment toward previously outstanding amendment fees of $580,000. The payments toward previously outstanding amendment fees will increase to $50,000 a month for the last six months of the amendment. The amended credit facility continues to impose certain other loan covenants on Willey Brothers and the Company. The facility expires on December 31, 2005 with the right of prepayment without penalty during its term.

                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         BRANDPARTNERS GROUP INC.

Date: December 30, 2004
                                         By:
                                            ---------------------------------
                                         James F. Brooks President and
                                         Chief Executive Officer





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